SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                               ------------------

                                  SCHEDULE 13G

                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
               13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)

                                (Amendment No. )1

                          TurboChef Technologies, Inc.
                          ----------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    900006206
                                    ---------
                                 (CUSIP Number)

                                February 25, 2005
                                -----------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  |_|  Rule 13d-1(b)

                  |X|  Rule 13d-1(c)

                  |_|  Rule 13d-1(d)


                              (Page 1 of 18 Pages)

_____________________________
        1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the "Act"), or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

--------------------------------------------------------------------------------
CUSIP NO. 900006206         13G             Page   2   of   18   Pages
          ---------                              -----    ------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1      NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Raj Rajaratnam
--------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)  |_|
                                                                     (b)  |X|
--------------------------------------------------------------------------------
     3      SEC USE ONLY

--------------------------------------------------------------------------------
     4      CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY           ------------------------------------------------
           OWNED BY                 6       SHARED VOTING POWER
             EACH
          REPORTING                         1,701,699
            PERSON              ------------------------------------------------
             WITH                   7       SOLE DISPOSITIVE POWER

                                            0
                                ------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            1,701,699
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,701,699
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*
                                                                          |_|
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             6.3%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 900006206         13G             Page   3   of   18   Pages
          ---------                              -----    ------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Management, L.L.C.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)  |_|
                                                                     (b)  |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY           ------------------------------------------------
           OWNED BY                 6       SHARED VOTING POWER
             EACH
          REPORTING                         1,701,699
            PERSON              ------------------------------------------------
             WITH                   7       SOLE DISPOSITIVE POWER

                                            0
                                ------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            1,701,699
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,701,699
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*
                                                                          |_|
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             6.3%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 900006206         13G             Page   4   of   18   Pages
          ---------                              -----    ------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Management, L.P.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)  |_|
                                                                     (b)  |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY           ------------------------------------------------
           OWNED BY                 6       SHARED VOTING POWER
             EACH
          REPORTING                         1,701,699
            PERSON              ------------------------------------------------
             WITH                   7       SOLE DISPOSITIVE POWER

                                            0
                                ------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            1,701,699
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,701,699
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*
                                                                          |_|
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             6.3%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 900006206         13G             Page   5   of   18   Pages
          ---------                              -----    ------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Advisors, L.L.C.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)  |_|
                                                                     (b)  |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY           ------------------------------------------------
           OWNED BY                 6       SHARED VOTING POWER
             EACH
          REPORTING                         261,743
            PERSON              ------------------------------------------------
             WITH                   7       SOLE DISPOSITIVE POWER

                                            0
                                ------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            261,743
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             261,743
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*
                                                                          |_|
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             1.0%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 900006206         13G             Page   6   of   18   Pages
          ---------                              -----    ------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Captains Partners, L.P.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)  |_|
                                                                     (b)  |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY           ------------------------------------------------
           OWNED BY                 6       SHARED VOTING POWER
             EACH
          REPORTING                         236,643
            PERSON              ------------------------------------------------
             WITH                   7       SOLE DISPOSITIVE POWER

                                            0
                                ------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            236,643
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             236,643
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*
                                                                          |_|
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.9%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 900006206         13G             Page   7   of   18   Pages
          ---------                              -----    ------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Captains Offshore, Ltd.
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)  |_|
                                                                     (b)  |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Bermuda
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY           ------------------------------------------------
           OWNED BY                 6       SHARED VOTING POWER
             EACH
          REPORTING                         1,000,756
            PERSON              ------------------------------------------------
             WITH                   7       SOLE DISPOSITIVE POWER

                                            0
                                ------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            1,000,756
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,000,756
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*
                                                                          |_|
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             3.7%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 900006206         13G             Page   8   of   18   Pages
          ---------                              -----    ------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Communications Partners, L.P.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)  |_|
                                                                     (b)  |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY           ------------------------------------------------
           OWNED BY                 6       SHARED VOTING POWER
             EACH
          REPORTING                         25,100
            PERSON              ------------------------------------------------
             WITH                   7       SOLE DISPOSITIVE POWER

                                            0
                                ------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            25,100
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             25,100
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*
                                                                          |_|
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.1%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 900006206         13G             Page   9   of   18   Pages
          ---------                              -----    ------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Communications Offshore, Ltd.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)  |_|
                                                                     (b)  |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             British Virgin Islands
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY           ------------------------------------------------
           OWNED BY                 6       SHARED VOTING POWER
             EACH
          REPORTING                         115,900
            PERSON              ------------------------------------------------
             WITH                   7       SOLE DISPOSITIVE POWER

                                            0
                                ------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            115,900
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             115,900
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*
                                                                          |_|
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.4%

--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 900006206         13G             Page   10   of   18   Pages
          ---------                              ------    ------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Admirals Offshore, Ltd.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)  |_|
                                                                     (b)  |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Bermuda
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY           ------------------------------------------------
           OWNED BY                 6       SHARED VOTING POWER
             EACH
          REPORTING                         30,000
            PERSON              ------------------------------------------------
             WITH                   7       SOLE DISPOSITIVE POWER

                                            0
                                ------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            30,000
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             30,000
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*
                                                                          |_|
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.1%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 900006206         13G             Page   11   of   18   Pages
          ---------                              ------    ------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Buccaneers Offshore, Ltd.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)  |_|
                                                                     (b)  |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY           ------------------------------------------------
           OWNED BY                 6       SHARED VOTING POWER
             EACH
          REPORTING                         293,300
            PERSON              ------------------------------------------------
             WITH                   7       SOLE DISPOSITIVE POWER

                                            0
                                ------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            293,300
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             293,300
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*
                                                                          |_|
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             1.1%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 900006206         13G             Page   12   of   18   Pages
          ---------                              ------    ------
--------------------------------------------------------------------------------

                  SCHEDULE 13-G - TO BE INCLUDED IN STATEMENTS
                         FILED PURSUANT TO RULE 13d-1(c)

ITEM 1(A).  NAME OF ISSUER:

                  TurboChef Technologies, Inc.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  Six Concourse Parkway
                  Suite 1900
                  Atlanta, GA  30328

ITEM 2(A).  NAME OF PERSON FILING:

                  Raj Rajaratnam
                  Galleon Management, L.L.C.
                  Galleon Management, L.P.
                  Galleon Advisors, L.L.C.
                  Galleon Captains Partners, L.P.
                  Galleon Captains Offshore, Ltd.
                  Galleon Communications Partners, L.P.
                  Galleon Communications Offshore, Ltd.
                  Galleon Admirals Offshore, Ltd.
                  Galleon Buccaneers Offshore, Ltd.

                  Each of the foregoing, a "Reporting Person."

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  For Galleon Management, L.P.:
                  135 East 57th Street, 16th Floor
                  New York, NY 10022

                  For each Reporting Person other than Galleon Management, L.P.: c/o Galleon Management, L.P.
                  135 East 57th Street, 16th Floor
                  New York, NY 10022

ITEM 2(C).  CITIZENSHIP:

                  For Raj Rajaratnam:  United States
                  For Galleon Captains Offshore, Ltd.: Bermuda
                  For Galleon Communications Offshore, Ltd.: British Virgin
                    Islands
                  For Galleon Admirals Offshore, Ltd.: Bermuda

--------------------------------------------------------------------------------
CUSIP NO. 900006206         13G             Page   13   of   18   Pages
          ---------                              ------    ------
--------------------------------------------------------------------------------

                  For Galleon Buccaneers Offshore, Ltd.: Cayman Islands
                  For each Reporting Person other than Raj Rajaratnam, Galleon
                    Captains Offshore, Ltd., Galleon Communications Offshore, Ltd., Galleon Admirals Offshore, Ltd., and Galleon Buccaneers Offshore, Ltd.: Delaware

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $0.01 per share

ITEM 2(E).  CUSIP NUMBER:

                  900006206

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2 (B) OR
        (C), CHECK WHETHER THE PERSON FILING IS A:

                  Not applicable.

ITEM 4.  OWNERSHIP.

         For Raj Rajaratnam, Galleon Management, L.L.C. and Galleon Management,
           L.P.:

         (a)      Amount Beneficially Owned:

                           1,701,699 shares of Common Stock

         (b)      Percent of Class:

                           6.3% (Based upon 27,238,158 shares of Common Stock outstanding as reported by the Issuer in its Prospectus on Form 424B4 dated February 2, 2005)

         (c)      Number of shares as to which such person has:

                           (i)   Sole power to vote or to direct the vote: 0

                           (ii)  Shared power to vote or to direct the vote:
                                 1,701,699

                           (iii) Sole power to dispose or to direct the
                                 disposition of: 0

                           (iv) Shared power to dispose or to direct the disposition of: 1,701,699

         For Galleon Advisors, L.L.C.:

         (a)      Amount Beneficially Owned:

                           261,743 shares of Common Stock

--------------------------------------------------------------------------------
CUSIP NO. 900006206         13G             Page   14   of   18   Pages
          ---------                              ------    ------
--------------------------------------------------------------------------------

         (b)      Percent of Class:

                           1.0% (Based upon 27,238,158 shares of Common Stock outstanding as reported by the Issuer in its Prospectus on Form 424B4 dated February 2, 2005)

         (c)      Number of shares as to which such person has:

                           (i)   Sole power to vote or to direct the vote: 0

                           (ii)  Shared power to vote or to direct the vote:
                                 261,743

                           (iii) Sole power to dispose or to direct the
                                 disposition of: 0

                           (iv) Shared power to dispose or to direct the disposition of: 261,743

         For Galleon Captains Partners, L.P.:

         (a)      Amount Beneficially Owned:

                           263,643 shares of Common Stock

         (b)      Percent of Class:

                           0.9% (Based upon 27,238,158 shares of Common Stock outstanding as reported by the Issuer in its Prospectus on Form 424B4 dated February 2, 2005)

         (c)      Number of shares as to which such person has:

                           (i)   Sole power to vote or to direct the vote: 0

                           (ii)  Shared power to vote or to direct the vote:
                                 263,643

                           (iii) Sole power to dispose or to direct the
                                 disposition of: 0

                           (iv) Shared power to dispose or to direct the disposition of: 263,643

         For Galleon Captains Offshore, Ltd.:

         (a)      Amount Beneficially Owned:

                           1,000,756 shares of Common Stock

         (b)      Percent of Class:

                           3.7% (Based upon 27,238,158 shares of Common Stock outstanding as reported by the Issuer in its Prospectus on Form 424B4 dated February 2, 2005)

         (c)      Number of shares as to which such person has:

                           (i)   Sole power to vote or to direct the vote: 0

                           (ii)  Shared power to vote or to direct the vote:
                                 1,000,756

                           (iii) Sole power to dispose or to direct the
                                 disposition of: 0

                           (iv) Shared power to dispose or to direct the disposition of: 1,000,756

--------------------------------------------------------------------------------
CUSIP NO. 900006206         13G             Page   15   of   18   Pages
          ---------                              ------    ------
--------------------------------------------------------------------------------

                  For Galleon Communications Partners, L.P.:

         (a)      Amount Beneficially Owned:

                           25,100 shares of Common Stock

         (b)      Percent of Class:

                           0.1% (Based upon 27,238,158 shares of Common Stock outstanding as reported by the Issuer in its Prospectus on Form 424B4 dated February 2, 2005)

         (c)      Number of shares as to which such person has:

                           (i)   Sole power to vote or to direct the vote: 0

                           (ii)  Shared power to vote or to direct the vote:
                                 25,100

                           (iii) Sole power to dispose or to direct the
                                 disposition of: 0

                           (iv) Shared power to dispose or to direct the disposition of: 25,100

For Galleon Communications Offshore, Ltd.:

         (a)      Amount Beneficially Owned:

                           115,900 shares of Common Stock

         (b)      Percent of Class:

                           0.4% (Based upon 27,238,158 shares of Common Stock outstanding as reported by the Issuer in its Prospectus on Form 424B4 dated February 2, 2005)

         (c)      Number of shares as to which such person has:

                           (i)   Sole power to vote or to direct the vote: 0

                           (ii)  Shared power to vote or to direct the vote:
                                 115,900

                           (iii) Sole power to dispose or to direct the
                                 disposition of: 0

                           (iv) Shared power to dispose or to direct the disposition of: 25,100

--------------------------------------------------------------------------------
CUSIP NO. 900006206         13G             Page   16   of   18   Pages
          ---------                              ------    ------
--------------------------------------------------------------------------------

         For Galleon Admirals Offshore, Ltd.:

         (a)      Amount Beneficially Owned:

                           30,000 shares of Common Stock

         (b)      Percent of Class:

                           0.1% (Based upon 27,238,158 shares of Common Stock outstanding as reported by the Issuer in its Prospectus on Form 424B4 dated February 2, 2005)

         (c)      Number of shares as to which such person has:

                           (i)   Sole power to vote or to direct the vote: 0

                           (ii)  Shared power to vote or to direct the vote:
                                 30,000

                           (iii) Sole power to dispose or to direct the
                                 disposition of: 0

                           (iv) Shared power to dispose or to direct the disposition of: 30,000

         For Galleon Buccaneers Offshore, Ltd.:

         (a)      Amount Beneficially Owned:

                           293,300 shares of Common Stock

         (b)      Percent of Class:

                           1.1% (Based upon 27,238,158 shares of Common Stock outstanding as reported by the Issuer in its Prospectus on Form 424B4 dated February 2, 2005)

         (c)      Number of shares as to which such person has:

                           (i)   Sole power to vote or to direct the vote: 0

                           (ii)  Shared power to vote or to direct the vote:
                                 293,300

                           (iii) Sole power to dispose or to direct the
                                 disposition of: 0

                           (iv) Shared power to dispose or to direct the disposition of: 293,300

Pursuant to the partnership agreements of Galleon Captains Partners, L.P. and Galleon Communications Partners, L.P., Galleon Management, L.P. and Galleon Advisors, L.L.C. share all investment and voting power with respect to the securities held by Galleon Captains Partners, L.P. and Galleon Communications Partners, L.P., and pursuant to an investment management agreement, Galleon Management, L.P. has all investment and voting power with respect to the securities held by Galleon Captains Offshore, Ltd., Galleon Communications Offshore, Ltd., Galleon Admirals Offshore, Ltd.,

--------------------------------------------------------------------------------
CUSIP NO. 900006206         13G             Page   17   of   18   Pages
          ---------                              ------    ------
--------------------------------------------------------------------------------

and Galleon Buccaneers Offshore, Ltd. Raj Rajaratnam, as the managing member of Galleon Management, L.L.C., controls Galleon Management, L.L.C., which, as the general partner of Galleon Management, L.P., controls Galleon Management, L.P. Raj Rajaratnam, as the managing member of Galleon Advisors, L.L.C., also controls Galleon Advisors, L.L.C. The shares reported herein by Raj Rajaratnam, Galleon Management, L.P., Galleon Management, L.L.C., and Galleon Advisors, L.L.C. may be deemed beneficially owned as a result of the purchase of such shares by Galleon Captains Partners, L.P., Galleon Captains Offshore, Ltd., Galleon Communications Partners, L.P., Galleon Communications Offshore, Ltd., Galleon Admirals Offshore, Ltd. and Galleon Buccaneers Offshore, Ltd., as the case may be. Each of Raj Rajaratnam, Galleon Management, L.P., Galleon Management, L.L.C., and Galleon Advisors, L.L.C. disclaims any beneficial ownership of the shares reported herein, except to the extent of any pecuniary interest therein.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                  Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP.

                  Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10. CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

--------------------------------------------------------------------------------
CUSIP NO. 900006206         13G             Page   18   of   18   Pages
          ---------                              ------    ------
--------------------------------------------------------------------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                     /s/ Raj Rajaratnam
                     ------------------
                     Raj Rajaratnam, for HIMSELF;
                     For GALLEON MANAGEMENT, L.L.C., as its Managing Member;
                     For GALLEON MANAGEMENT, L.P., as the Managing Member of its
                        General Partner, Galleon Management, L.L.C.;
                     For GALLEON ADVISORS, L.L.C., as its Managing Member;
                     For GALLEON CAPTAINS PARTNERS, L.P., as the Managing Member
                        of its General Partner, Galleon Advisors, L.L.C.;
                     For GALLEON CAPTAINS OFFSHORE, LTD., as the Managing Member
                        of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
                     For GALLEON COMMUNICATIONS PARTNERS, L.P., as the Managing
                        Member of its General Partner, Galleon Advisors, L.L.C.;
                     For GALLEON COMMUNICATIONS OFFSHORE, LTD., as the Managing
                        Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
                     For GALLEON ADMIRALS OFFSHORE, LTD., as the Managing Member
                        of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory; and
                     For GALLEON BUCCANEERS OFFSHORE, LTD., as the Managing
                        Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory.



Dated:  March 4, 2005

                                    EXHIBIT 1
                                    ---------

            The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

                     /s/ Raj Rajaratnam
                     ------------------
                     Raj Rajaratnam, for HIMSELF;
                     For GALLEON MANAGEMENT, L.L.C., as its Managing Member;
                     For GALLEON MANAGEMENT, L.P., as the Managing Member of its
                        General Partner, Galleon Management, L.L.C.;
                     For GALLEON ADVISORS, L.L.C., as its Managing Member;
                     For GALLEON CAPTAINS PARTNERS, L.P., as the Managing Member
                        of its General Partner, Galleon Advisors, L.L.C.;
                     For GALLEON CAPTAINS OFFSHORE, LTD., as the Managing Member
                        of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
                     For GALLEON COMMUNICATIONS PARTNERS, L.P., as the Managing
                        Member of its General Partner, Galleon Advisors, L.L.C.;
                     For GALLEON COMMUNICATIONS OFFSHORE, LTD., as the Managing
                        Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
                     For GALLEON ADMIRALS OFFSHORE, LTD., as the Managing Member
                        of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory; and
                     For GALLEON BUCCANEERS OFFSHORE, LTD., as the Managing
                        Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory.


Dated:  March 4, 2005